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                                 Exhibit 99.1






                        Press Release Dated May 7, 2001
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May 7, 2001

FOR IMMEDIATE RELEASE

Contact: John J. Griffith
Investor Relations Department
(402) 390-6553

Commercial Federal Corporation to Increase Dividend

OMAHA, Nebraska, May 7, 2001 - Commercial Federal Corporation (NYSE: CFB) announced today that its board of directors authorized a 14% increase in its regular quarterly cash dividend. The new quarterly cash dividend rate will be $.08 per share. This dividend will be payable to shareholders of record on June 28, 2001, and will be paid on July 12, 2001.

"The increase in the dividend reflects the confidence of the board and management in the direction of the Company," stated William A. Fitzgerald, chairman and chief executive officer. "The Company has consistently elected to increase the dividend rate in an effort to help build long-term shareholder value."

Commercial Federal Corporation is the parent company of Commercial Federal Bank, a $12.7 billion federal savings bank that currently operates branches located in Iowa, Colorado, Nebraska, Kansas, Oklahoma, Missouri, Arizona and Minnesota. Commercial Federal operations include consumer and commercial banking, mortgage banking, agricultural lending, insurance and investment services, and Internet banking.